EXHIBIT 10.2

February 27, 2006

Mr. Mark Weber

Chief Executive Officer

Phillips-Van Heusen Corporation

200 Madison Avenue

New York, New York  10016

Dear Mark:

This letter memorializes our understanding regarding the termination of your employment with Phillips-Van Heusen Corporation (“PVH”).

Your employment with the Company will terminate effective immediately.  For purposes of your employment agreement dated March 3, 2005 (the “Employment Agreement”), the CAP Agreement (as defined in the Employment Agreement), the EBP (as defined in the Employment Agreement), any other plan or program of PVH or any of its subsidiaries (together, the “Company”) in which you participate, or any other valid and existing agreement or arrangement between you and the Company, your employment will be treated as having been terminated without “cause” (as defined in the applicable plan, program, agreement or arrangement).  Therefore, you will be entitled to receive all of the compensation and benefits, and other Company obligations to you, under the Employment Agreement, the CAP Agreement, the EBP and such all other plans, programs, agreements and arrangements in the event of a termination without cause.

In addition, you and the Company have agreed as follows:

1.

After the period during which severance is paid under the Employment Agreement, you, your current spouse and any dependent children will continue to be eligible to participate in the Company’s medical and dental plans, including the Executive Medical Plan, on the same basis (including the continuation of any employee contribution that you were paying as of today, subject to any rate adjustments imposed from time to time on active employees carrying the same coverage and in accordance with such other terms as may be in effect from time to time) as you were participating as of today.  Such coverage will continue until such time as you turn age 65, at which time you will be entitled to the benefits under the Company’s retiree medical benefit plan, as then in effect.

2.

That notwithstanding the provisions of Section 5(d) of the Employment Agreement, you will not, for a period of three years following the date hereof, for any reason, hire or solicit to hire, whether on your own behalf or on behalf of any individual, corporation, limited liability company, partnership or other entity (other than the Company), any employee of the Company or any individual who had left the employ of the Company within 12 months of the date hereof.  In addition, during such three-year period, you will not, directly or indirectly, encourage or induce any employee of the Company to leave the Company’s employ.

Mr. Mark Weber

PHILLIPS-VAN HEUSEN CORPORATION

February 27, 2006

3.

Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), would result in the imposition of additional tax on you if payment of the Severance Amount (as defined in the Employment Agreement) and certain other amounts that are deemed to be deferred compensation under Section 409A of the Code were to be paid to you commencing immediately following the termination of your employment.  Therefore, the first installment of the Severance Amount will be paid on September 1, 2006 and will be in an amount equal to the amount that would have been paid if the Severance Amount had been paid ratably during the six-month period following the date of termination.  In addition, interest will accrue at the 10-year T-bill rate as of January 2, 2006 (i.e., 4.37% per annum), on all payments (whether of a portion of the Severance Amount or other deferred compensation) not paid to you prior to September 1, 2006 so as to avoid the additional tax on you that would be imposed on you under Code Section 409A if such payments were made prior to such date.

4.

To pay your reasonable legal fees arising in connection with the termination of your employment with PVH, up to $25,000

Sincerely,

PHILLIPS-VAN HEUSEN CORPORATION

By

/s/ Mark D. Fischer

     Mark D. Fischer

     Vice President, General Counsel and Secretary